Exhibit 99.1

FOR RELEASE:  Monday, July 23, 2018 at 4:30 PM (Eastern)

QUAINT OAK BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the "Company") (OTCQX: QNTO), the holding company for Quaint Oak Bank (the "Bank"), announced today that net income for the quarter ended June 30, 2018 was $535,000, or $0.28 per basic and $0.27 per diluted share, compared to $524,000, or $0.28 per basic and $0.26 per diluted share for the same period in 2017.  Net income for the six months ended June 30, 2018 was $823,000, or $0.43 per basic and $0.42 per diluted share, compared to $695,000, or $0.38 per basic and $0.35 per diluted share for the same period in 2017.

Robert T. Strong, President and Chief Executive Officer stated, "We are pleased to report that our total assets increased 6.8% to $255.9 million at June 30, 2018 when compared to December 31, 2017, largely driven by a $15.8 million increase in total deposits over the same period.  Our growth in deposits was used in part to fund loan closings which reached a high point in June at both our bank and our mortgage company subsidiaries.  This resulted in increases in both non-interest income and net interest income for the three and six months ended June 30, 2018."

Mr. Strong continued, "As we move into the second half of 2018, we continue to focus on the long term growth in each of our operating companies.  However, continually increasing the loan volume at both our bank and our mortgage company subsidiaries remains the immediate driver for improved earnings."

Mr. Strong added, "Although, the Bank's Texas Ratio increased marginally by 1.99% over the six month period when compared to the same period of one year ago; the Bank's non-performing loans as a percent of total loans receivable, net, decreased to 0.38% at June 30, 2018.  We are pleased that loan quality remains high within the Bank's portfolio."

Mr. Strong commented, "As always, in conjunction with having maintained a strong repurchase plan that has repurchased over 37% of our original shares issued in our initial public offering, our current and continued business strategy includes long term profitability and payment of dividends reflecting our strong commitment to shareholder value."

Net income amounted to $535,000 for the three months ended June 30, 2018, an increase of $11,000, or 2.1%, compared to net income of $524,000 for three months ended June 30, 2017.  The increase in net income on a comparative quarterly basis was primarily the result of an increase in net interest income of $171,000, a decrease in the provision for income taxes of $104,000, and an increase in non-interest income of $59,000, partially offset by an increase in non-interest expense of $293,000 and an increase in the provision for loan losses of $30,000.

     The $171,000, or 9.1%, increase in net interest income for the three months ended June 30, 2018 over the comparable period in 2017 was driven by a $395,000, or 15.2%, increase in interest income, partially offset by a $224,000, or 31.3%, increase in interest expense.  The increase in interest income was primarily due to a $25.7 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $187.9 million for the three months ended June 30, 2017 to an average balance of $213.6 million for the three months ended June 30, 2018, and had the effect of increasing interest income $345,000.  The increase in interest income was also due to a $10.4 million increase in average cash and cash equivalents due from banks, interest bearing, which increased from an average balance of $6.7 million for the three months ended June 30, 2017 to an average balance of $17.1 million for the three months ended June 30, 2018, and had the effect of increasing interest income $27,000.  Also contributing to this increase was a 64 basis point increase in the yield on average cash and cash equivalents due from banks, interest bearing, which increased from 1.02% for the three months ended June 30, 2017 to 1.66% for the three months ended June 30, 2018, which had the effect of increasing interest income $27,000.  The increase in interest expense was primarily attributable to a $28.2 million increase in average interest-bearing liabilities, which increased from an average balance of $189.0 million for the three months ended June 30, 2017 to an average balance of $217.2 million for the three months ended June 30, 2018, and had the effect of increasing interest expense $122,000.  This increase in average interest-bearing liabilities was primarily attributable to an $18.7 million increase in average certificate of deposit accounts which increased from an average balance of $136.2 million for the three months ended June 30, 2017 to an average balance of $154.9 million for the three months ended June 30, 2018, and had the effect of increasing interest expense $81,000, and an $11.1 million increase in average Federal Home Loan Bank borrowings which increased from an average balance of $16.9 million for the three months ended June 30, 2017 to an average balance of $28.0 million for the three months ended June 30, 2018, and had the effect of increasing interest expense $45,000.  Also contributing to this increase was a 22 basis point increase in the average rate on interest-bearing liabilities, from 1.51% for the three months ended June 30, 2017 to 1.73% for the three months ended June 30, 2018, which had the effect of increasing interest expense by $102,000.  This increase in rate was primarily attributable to an 18 basis point increase in rate on average certificate of deposit accounts, which increased from 1.72% for the three months ended June 30, 2017 to 1.90% for the three months ended June 30, 2018, and had the effect of increasing interest expense by $68,000, and a 55 basis point  increase in rate on average Federal Home Loan Bank borrowings, which increased from 1.44% for the three months ended June 30, 2017 to 1.99% for the three months ended June 30, 2018, which had the effect of increasing interest expense by $34,000.  The average interest rate spread decreased from 3.45% for the three months ended June 30, 2017, to 3.18% for the same period in 2018 while the net interest margin decreased from 3.60% for the three months ended June 30, 2017 to 3.37% for the three months ended June 30, 2018.

The $30,000, or 46.9%, increase in the provision for loan losses for the three months ended June 30, 2018 over the three months ended June 30, 2017 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans at June 30, 2018.

The $59,000, or 6.1%, increase in non-interest income for the three months ended June 30, 2018 over the comparable period in 2017 was primarily attributable to a $70,000, or 47.6%, increase in mortgage banking and title abstract fees, a $67,000 decrease in loss on sales and write-downs on other real estate owned, a $30,000, or 150.0%, increase in other non-interest income, and a $26,000, or 144.4%, increase in other fees and service charges.  These increases were partially offset by a $131,000, or 18.3%, decrease in net gain on loans held for sale.

The $293,000, or 14.7%, increase in non-interest expense for the three months ended June 30, 2018 compared to the same period in 2017 was primarily attributable to a $268,000, or 19.8%, increase in salaries and employee benefits expense due primarily to increased staff related to the continued expansion of the Company's mortgage banking and lending operations, and the expansion of our real estate agency subsidiary through the acquisition of a local real estate agency in August 2017, a $29,000, or 30.9%, increase in professional fees, and a $15,000, or 38.5%, increase in advertising expense.  These increases were partially offset by a $21,000, or 12.7%, decrease in other non-interest expense.

               The provision for income tax decreased $104,000, or 38.0%, from $274,000 for the three months ended June 30, 2017 to $170,000 for the three months ended June 30, 2018 as our effective tax rate decreased from 34.3% for the three months ended June 30, 2017 to 24.1% for the three months ended  June 30, 2018 primarily due to the decrease in the Company's federal income tax rate from 34% in 2017 to 21% in 2018 as a result of the Tax Cuts and Jobs Act which was signed into law on December 22, 2017.

For the six months ended June 30, 2018, net income increased $128,000, or 18.4%, from $695,000 for the six months ended June 30, 2017 to $823,000 for the six months ended June 30, 2018.  The increase in net income was primarily the result of increases in non-interest income of $444,000 and net interest income of $329,000, and a decrease in the provision for income taxes of $123,000, partially offset by an increase in non-interest expense of $709,000 and an increase in the provision for loan losses of $59,000.

The $329,000, or 8.9%, increase in net interest income for the six months ended June 30, 2018 over the comparable period in 2017 was driven by a $715,000, or 14.0% increase in interest income, partially offset by a $386,000, or 27.4% increase in interest expense.  The increase in interest income was primarily due to a $25.9 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $184.8 million for the six months ended June 30, 2017 to an average balance of $210.7 million for the six months ended June 30, 2018, and had the effect of increasing interest income $694,000.  Partially offsetting this increase was an eight basis point decline in the yield on loans receivable, net, including loans held for sale, from 5.36% for the six months ended June 30, 2017 to 5.28% for the six months ended June 30, 2018, which had the effect of decreasing interest income by $89,000.  The increase in interest income was also due to a $6.3 million increase in average cash and cash equivalents due from banks, interest bearing, which increased from an average balance of $8.4 million for the six months ended June 30, 2017 to an average balance of $14.7 million for the six months ended June 30, 2018, and had the effect of increasing interest income $30,000.  Also contributing to this increase was a 69 basis point increase in the yield on average cash and cash equivalents due from banks, interest bearing, which increased from 0.95% for the six months ended June 30, 2017 to 1.64% for the six months ended June 30, 2018, which had the effect of increasing interest income by $51,000.  The increase in interest expense was primarily attributable to a $25.0 million increase in average interest-bearing liabilities, which increased from an average balance of $188.6 million for the six months ended June 30, 2017 to an average balance of $213.6 million for the six months ended June 30, 2018, and had the effect of increasing interest expense $210,000.  This increase in average interest-bearing liabilities was primarily attributable to a $14.8 million increase in average certificate of deposit accounts which increased from an average balance of $137.0 million for the six months ended June 30, 2017 to an average balance of $151.8 million for the six months ended June 30, 2018, and had the effect of increasing interest expense $127,000, and an $11.8 million increase in average Federal Home Loan Bank borrowings which increased from an average balance of $16.2 million for the six months ended June 30, 2017 to an average balance of $28.0 million for the six months ended June 30, 2018, and had the effect of increasing interest expense $89,000.  Also contributing to this increase was a 19 basis point increase in the average rate on interest-bearing liabilities, from 1.49% for the six months ended June 30, 2017 to 1.68% for the six months ended June 30, 2018, which had the effect of increasing interest expense by $176,000.  This increase in rate was primarily attributable to a 14 basis point increase in rate on average certificate of deposit accounts, which increased from 1.71% for the six months ended June 30, 2017 to 1.85% for the six months ended June 30, 2018, and had the effect of increasing interest expense by $106,000, and a 58 basis point  increase in rate on average Federal Home Loan Bank borrowings, which increased from 1.32% for the six months ended June 30, 2017 to 1.90% for the six months ended June 30, 2018, which had the effect of increasing interest expense by $70,000.  The average interest rate spread decreased from 3.41% for the six months ended June 30, 2017, to 3.20% for the same period in 2018 while the net interest margin decreased from 3.55% for the six months ended June 30, 2017 to 3.38% for the six months ended June 30, 2018.

                As was the case for the quarter, the $59,000, or 55.7%, increase in the provision for loan losses for the six months ended June 30, 2018 compared to the six months ended June 30, 2017 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans at June 30, 2018.

The $444,000, or 33.7%, increase in non-interest income for the six months ended June 30, 2018 over the comparable period in 2017 was primarily attributable to a $126,000, or 46.6%, decrease in loss on sales and write-downs on other real estate owned, an $82,000, or 10.0%, increase in net gain on loans held for sale, a $74,000, or 168.2%, increase in other fees and services charges, a $73,000, or 251.7%, increase in other non-interest income, a $69,000, or 26.7%, increase in mortgage banking and title abstract fees, and a $16,000, or 9.6%, increase in insurance commissions earned by Quaint Oak Insurance Agency, a wholly owned insurance subsidiary of Quaint Oak Bank.

The $709,000, or 18.3%, increase in non-interest expense for the six months ended June 30, 2018 compared to the same period in 2017 was primarily attributable to a $619,000, or 23.2%, increase in salaries and employee benefits expense due primarily to increased staff related to the continued expansion of the Company's mortgage banking and lending operations, and the expansion of our real estate agency subsidiary through the acquisition of a local real estate agency in August 2017, a $46,000, or 34.6%, increase in data processing expense, a $30,000 or 38.5%, increase in advertising expense, and a $17,000, or 5.6%, increase in other non-interest expense.

The provision for income tax decreased $123,000, or 35.3%, from $348,000 for the six months ended June 30, 2017 to $225,000 for the six months ended June 30, 2018 as our effective tax rate decreased from 33.4% for the six months ended June 30, 2017 to 21.5% for the six months ended  June 30, 2018 primarily due to the decrease in the Company's federal income tax rate from 34% in 2017 to 21% in 2018 as a result of the Tax Cuts and Jobs Act, and an increase in a tax deduction taken related to the exercise of non-qualified stock options during this same period.

The Company's total assets at June 30, 2018 were $255.9 million, an increase of $16.3 million, or 6.8%, from $239.6 million at December 31, 2017.  This growth in total assets was primarily due to a $10.3 million, or 130.3% increase in cash and cash equivalents, a $6.5 million, or 3.2%, increase in loans receivable, net, and a $1.7 million increase in other real estate owned, net, partially offset by a $1.8 million, or 25.8% decrease in loans held for sale.  The largest increases within the loan portfolio occurred in the following categories: commercial real estate loans which increased $4.8 million, or 5.2%, commercial business loans which increased $5.8 million, or 48.8%, multi-family residential loans which increased $1.9 million, or 9.0%, and one-to-four family residential owner occupied loans which increased $1.3 million, or 22.6%.  These increases were partially offset by a $3.9 million, or 7.5%, decrease in one-to-four family residential non-owner occupied loans, and a $2.6 million, or 16.5%, decrease in construction loans.

Total deposits increased $15.8 million, or 8.5%, to $202.0 million at June 30, 2018 from $186.2 million at December 31, 2017. This increase in deposits was primarily attributable to increases of $12.0 million, or 8.3%, in certificates of deposit, $3.9 million, or 49.2% in non-interest bearing checking accounts, and $444,000, or 1.5%, in money market accounts, partially offset by a $441,000, or 18.7% decrease in savings accounts and a $160,000, or 34.6% decrease in passbook accounts.

Total stockholders' equity increased $747,000, or 3.4%, to $22.9 million at June 30, 2018 from $22.2 million at December 31, 2017.  Contributing to the increase was net income for the six months ended June 30, 2018 of $823,000, the reissuance of treasury stock for exercised stock options of $534,000, common stock earned by participants in the employee stock ownership plan of $96,000, amortization of stock awards and options under our stock compensation plans of $61,000, the reissuance of treasury stock under the Bank's 401(k) Plan of $40,000, and other comprehensive income, net of $11,000.  These increases were partially offset by the purchase of treasury stock of $586,000 and by dividends paid of $232,000.

Non-performing loans amounted to $785,000, or 0.38% of net loans receivable at June 30, 2018, consisting of five loans, three of which are on non-accrual status and two of which are 90 days or more past due and accruing interest. Comparably, non-performing loans amounted to $3.1 million, or 1.52% of net loans receivable at December 31, 2017, consisting of eleven loans, three of which were on non-accrual status and eight of which were 90 days or more past due and accruing interest.  The non-performing loans at June 30, 2018 include three one-to-four family owner occupied residential loans, one construction loan, and one commercial real estate loan, and all are generally well-collateralized or adequately reserved for.  During the quarter ended June 30, 2018, no new loans were placed on non-accrual status and one loan was transferred to other real estate owned.  The allowance for loan losses as a percent of total loans receivable was 0.87% at June 30, 2018 and 0.89% at December 31, 2017.

Other real estate owned (OREO) amounted to $1.7 million at June 30, 2018, consisting of one property.  There were no properties in other real estate owned at December 31, 2017.  During the quarter, collateral for a non-performing construction loan with an aggregate outstanding balance of $1.8 million at the time of foreclosure, was transferred into OREO. In conjunction with this transfer, $100,000 of the outstanding loan balance was charged-off through the allowance for loan losses.  Non-performing assets amounted to $2.5 million, or 0.96% of total assets at June 30, 2018 compared to $3.1 million, or 1.28% of total assets at December 31, 2017.

Quaint Oak Bancorp, Inc. is the parent company for the Quaint Oak Family of Companies.  Quaint Oak Bank, a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of the Company, headquartered in Southampton, Pennsylvania and the Bank's subsidiary companies conduct business through two regional offices located in the Delaware Valley and Lehigh Valley markets and a Chalfont, PA location.  Quaint Oak Bank's subsidiary companies include Quaint Oak Abstract, LLC, Quaint Oak Insurance Agency, LLC, Quaint Oak Mortgage, LLC and Quaint Oak Real Estate, LLC.

          Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

QUAINT OAK BANCORP, INC. Consolidated Balance Sheets (In Thousands)

	At June 30, 2018	At December 31, 2017
	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$18,219	$7,910
Investment in interest-earning time deposits	4,920	4,879
Investment securities available for sale at fair value	7,337	7,912
Loans held for sale	5,199	7,006
Loans receivable, net of allowance for loan losses (2018: $1,829; 2017: $1,812)	208,178	201,667
Accrued interest receivable	1,013	1,021
Investment in Federal Home Loan Bank stock, at cost	1,246	1,234
Bank-owned life insurance	3,855	3,814
Premises and equipment, net	2,130	1,988
Goodwill	515	515
Other intangible, net of accumulated amortization	392	416
Other real estate owned	1,674	-
Prepaid expenses and other assets	1,254	1,234
Total Assets	$255,932	$239,596

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$11,873	$7,956
Interest-bearing	190,125	178,265
Total deposits	201,998	186,221
Federal Home Loan Bank advances	28,000	28,000
Accrued interest payable	176	167
Advances from borrowers for taxes and insurance	2,330	2,423
Accrued expenses and other liabilities	496	600
Total Liabilities	233,000	217,411
Stockholders' Equity	22,932	22,185
Total Liabilities and Stockholders' Equity	$255,932	$239,596

QUAINT OAK BANCORP, INC.
Consolidated Statements of Income
(In Thousands, except share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Interest Income	$2,999	$2,604	$5,834	$5,119
Interest Expense	939	715	1,795	1,409
Net Interest Income	2,060	1,889	4,039	3,710
Provision for Loan Losses	94	64	165	106
Net Interest Income after Provision for Loan Losses	1,966	1,825	3,874	3,604
Non-Interest Income	1,020	961	1,762	1,318
Non-Interest Expense	2,281	1,988	4,588	3,879
Income before Income Taxes	705	798	1,048	1,043
Income Taxes	170	274	225	348
Net Income	$535	$524	$823	$695

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Per Common Share Data:	(Unaudited)		(Unaudited)
Earnings per share – basic	$0.28	$0.28	$0.43	$0.38
Average shares outstanding – basic	1,904,344	1,865,612	1,903,658	1,851,945
Earnings per share – diluted	$0.27	$0.26	$0.42	$0.35
Average shares outstanding - diluted	1,963,852	2,008,404	1,962,954	1,993,280
Book value per share, end of period	$11.52	$11.21	$11.52	$11.21
Shares outstanding, end of period	1,990,556	1,940,290	1,990,556	1,940,290

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Selected Operating Ratios:	(Unaudited)		(Unaudited)
Average yield on interest-earning assets	4.91%	4.96%	4.88%	4.90%
Average rate on interest-bearing liabilities	1.73%	1.51%	1.68%	1.49%
Average interest rate spread	3.18%	3.45%	3.20%	3.41%
Net interest margin	3.37%	3.60%	3.38%	3.55%
Average interest-earning assets to average interest-bearing liabilities	112.51%	111.03%	112.00%	110.81%
Efficiency ratio	74.07%	69.76%	79.09%	77.16%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	0.38%	0.89%	0.38%	0.89%
Non-performing assets as a percent of total assets	0.96%	0.82%	0.96%	0.82%
Allowance for loan losses as a percent of non-performing loans	233.06%	100.20%	233.06%	100.20%
Allowance for loan losses as a percent of total loans receivable	0.87%	0.89%	0.87%	0.89%
Texas Ratio (2)	10.31%	8.32%	10.31%	8.32%

(1) Asset quality ratios are end of period ratios.
(2) Total non-performing assets divided by tangible common equity plus the allowance for loan losses.

Contact
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059

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